Exhibit 5.9

Jachthavenweg 121
1081 KM Amsterdam
To:	P.O. Box 75265
CHC Helicopter S.A.	1070 AG Amsterdam
4740 Agar Drive	The Netherlands
Richmond, BC V7B 1A3 Canada

Date	18 January 2012	T +31 20 6789 123
Your ref.	-	F +31 20 6789 589
Our ref.	40.00.1405
Subject	9.250% Senior Secured Notes due 2020

Dear Sirs,

We, Van Doorne N.V., have acted as special legal advisers to CHC Holding NL B.V., CHC Netherlands B.V., CHC Hoofddorp B.V., CHC Den Helder B.V., Capital Aviation Services B.V., Heli-One (Netherlands) B.V. and Heli-One Defence B.V. (together referred to as the “Dutch Companies” and each as a “Dutch Company”) for the purpose of rendering a legal opinion on certain matters of Dutch law in connection with a Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) with respect to the exchange offer to the holders of the $1,100,000,000 9.250% Senior Secured Notes due 2020 (the “Outstanding Notes”), issued by CHC Helicopter S.A. (the “Issuer”) and guaranteed by inter alia the Dutch Companies under an Indenture, dated 4 October 2010 made by and between amongst others the Issuer and the Dutch Companies as Guarantors, the other guarantors parties thereto and The Bank of New York Mellon as the Trustee (the “Indenture”), to issue under the Indenture in exchange for the Outstanding Notes, $1,100,000,000 9.250% Senior Secured Notes due 2020 (the “Exchange Notes”).

Unless otherwise defined in this legal opinion (including the Schedule) or unless the context otherwise requires, words and expressions defined in the Indenture will have the same meaning when used in this legal opinion.

For the purpose of this legal opinion we have examined and relied on the documents listed in the Schedule (together the “Documents”) and such other documents as we in our absolute discretion have deemed relevant.

In connection with our examination and in giving the opinions expressed below we have assumed:

a)	the genuineness of the signatures on the Documents, the authenticity and completeness of the Documents submitted to us as originals, the conformity to the original documents of any Documents submitted to us as drafts, (electronic or hard) copies or translations and the authenticity and completeness of the original documents;

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b)	the due incorporation, valid existence and good standing (where such concept is relevant) and the corporate power and authority of, the due authorisation and execution of the Indenture by, each of the parties thereto (other than the Dutch Companies) under any applicable law;

c)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Indenture under, any applicable law (other than Dutch law) and in any jurisdiction (other than the Netherlands) in which any obligation under the Indenture is to be performed;

d)	that (1) no defects (gebreken) attach to the formation (totstandkoming) of each Dutch Company and that the Deeds of Incorporation have been signed by a Dutch civil-law notary (notaris) on the basis of a valid certificate of no-objection (verklaring van geen bezwaar), (2) the Corporate Resolutions and the powers of attorney granted therein have been validly adopted and have not been revoked and (3) the Extracts and the factual confirmations contained in the Corporate Resolutions accurately and completely reflect the matters purported to be evidenced thereby;

e)	that (1) no resolution for the dissolution (ontbinding) of any Dutch Company has been taken, no application has been made for the bankruptcy (faillissement) or the (provisional) suspension of payments (surséance van betaling) of any Dutch Company, (2) no Dutch Company has been dissolved or has been declared bankrupt or granted a (provisional) suspension of payments in The Netherlands, (3) no foreign insolvency proceedings have commenced in respect of any Dutch Company and (4) no order for the administration of assets of any Dutch Company has been made; although not constituting conclusive evidence thereof, the assumption referred to under (2) is supported by the Extract and by information obtained on-line from the Dutch Insolvency Register (Centraal Insolventieregister) on the date hereof;

f)	that any foreign law which may be applied under the The Hague Convention on the Law applicable to Agency of 14 March 1978 does not affect the authority contained in the Management Board Resolutions and the powers of attorney granted therein;

g)	that at the time of execution of the Indenture, save for CHC Hoofddorp B.V. and Heli-One (Netherlands) B.V., no Dutch Company had established a works council (ondernemingsraad) under or pursuant to the Works Councils Act (Wet op de ondernemingsraden) and that - other than Messrs Hughes, El Hamdani and De Zwart as elected members of a works council of CHC Hoofddorp B.V. and Heli-One (Netherlands) B.V. jointly - no works council was authorised to render advice or was required to be consulted with respect to any transactions contemplated by the Indenture;

h)	that none of the parties to the Indenture is subject to, controlled by or otherwise connected with a person, organisation or country which is subject to United Nations, European Union or Dutch sanctions implemented or effective in the Netherlands under or pursuant to the Sanction Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet economische delicten), the General Customs Act (Algemene Douanewet) or Regulations of the European Union;

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i)	that (i) the distribution of the Preliminary Prospectus, any documents forming part thereof and any other documents or information relating to the Issuer and/or the Notes and (ii) any offers, announcements of offers, sales, transfers and deliveries of the Notes, will be made in conformity with the provisions of the Registration Statement, the Notes and the Preliminary Prospectus, including, without limitation, the selling restrictions set out therein and that the Issuer otherwise complies with the requirements of the Financial Supervision Act (Wet op het financieel toezicht) and the regulations promulgated thereunder;

j)	that there are no contractual or other restrictions or requirements binding on any Dutch Company in relation to the Indenture, other than such restrictions or requirements as may be contained in its articles of association; and

k)	that any foreign law which may apply with respect to any of the Documents or the transactions contemplated thereby does not affect this legal opinion.

This legal opinion is given only with respect to Dutch law in force as at the date hereof and as applied and generally interpreted on the basis of case-law published as at the date hereof. We do not express any opinion on matters of fact or the completeness or accuracy of the representations or warranties contained in or made pursuant to the Indenture. In addition, we do not express any opinion on matters of foreign law, international law (including the law of the European Union), tax law (except for any specific tax opinions contained herein) and anti-trust and competition law. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Indenture. We do not assume any obligation to advise you (or any other person entitled to rely on this legal opinion) of subsequent changes in Dutch law or in the interpretation thereof.

Based on and subject to the foregoing and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1	Each Dutch Company is duly incorporated and is validly existing under Dutch law as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

2	Each Dutch Company has the corporate power and authority to execute the Indenture and to perform its obligations thereunder.

3	Each Dutch Company has taken all corporate action necessary to authorise the execution of the Indenture and the performance of its obligations thereunder.

4	The Indenture has been duly signed on behalf of each Dutch Company that is a party thereto.

5	No authorisations, consents, approvals, licences or exemptions from governmental, judicial or public bodies or authorities in The Netherlands are required for the execution of the Indenture by each Dutch Company.

6	The execution by each Dutch Company of the Indenture does not conflict with or result in a violation of any existing provision of, or rule or regulation under, company law of The Netherlands.

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The opinions expressed above are subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable Dutch or foreign bankruptcy, suspension of payment, insolvency, reorganisation and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	We express no opinion on (i) the effect of any authority to appoint an administrative receiver or other similar official in respect of a Dutch Company or any of its assets, (ii) any obligation of a Dutch Company to hold monies or any other assets in trust for and on behalf of third parties and (iii) the enforceability in the Netherlands of provisions pursuant to which moneys or goods are held in trust by one party for another party.

(C)	To the extent Dutch law applies, provisions to the effect that the Trustee may initiate proceedings or file proofs of claims for the benefit of all Holders, without such Holders having to become a party to such proceedings or making a filing on their own behalf may not be enforceable in all circumstances.

(D)	Under the Dutch rules of corporate benefit, financial assistance and fraudulent preference, the validity of a transaction (such as the execution of an agreement or the giving of guarantees or security) entered into by a Dutch company may be contested. In particular:

a)	the validity of a transaction entered into by a Dutch company may be contested by that Dutch company or the public receiver (curator) in its bankruptcy, if as a result its objects (doel) are transgressed and the counter-party was aware of the transgression or, without personal investigation, should have been so aware;

b)	it is prohibited for a Dutch company and any of its Dutch and foreign subsidiaries to give guarantees or security or to act as joint and several debtor or to make loans (unless in case of a private company with limited liability the loans do not exceed the amount of the freely distributable reserves of the company and the making of loans is permitted under its articles of association) for the purpose of the subscription or other acquisition by third parties of shares in that Dutch company or of depositary receipts issued in exchange for these shares; and

c)	if a transaction entered into by a Dutch company is prejudicial to the interests of its creditors, the validity of such transaction may in certain circumstances be contested by such creditors or the public receiver in the bankruptcy of that Dutch company.

(E)	Our opinions expressed herein in respect of the Corporate Resolutions may be affected by the rules of good faith (redelijkheid en billijkheid).

(F)	A power of attorney granted by a Dutch Company will automatically terminate upon the bankruptcy and become ineffective upon the (provisional) suspension of payments of such Dutch Company. This may also affect the validity of the appointment of a process agent by such Dutch Company.

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(G)	Pursuant to the Financial Supervision Act persons, firms or companies (regardless of where they are domiciled) may only provide intermediary services in the Netherlands in respect of the Notes (which includes the placement of the Notes) if they are licensed by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten) or exempt from such license requirement.

This legal opinion is strictly limited to the matters stated herein, may not be read by implication as extending to matters not specifically referred to and may only be relied upon in connection with transactions contemplated by the Registration Statement. This legal opinion is given subject to, and may only be relied upon on, the express condition that (i) Van Doorne N.V. is the exclusive contracting party, (ii) in respect of Dutch legal concepts, which are expressed in this legal opinion in English terms, the original Dutch terms shall prevail, (iii) this legal opinion shall be governed by, and construed in accordance with, Dutch law and (iv) all disputes arising from or in connection with this legal opinion shall be submitted to the exclusive jurisdiction of, and shall be exclusively decided by, the competent court in Amsterdam, without prejudice to the right of appeal and appeal to the Supreme Court.

We hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the reference to Van Doorne N.V under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933 or the rules and regulations promulgated thereunder. We understand and agree that Simpson Thacher & Bartlett LLP, counsel to the Issuer, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully,

/s/ Van Doorne N.V.

Van Doorne N.V.

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SCHEDULE

1	CORPORATE DOCUMENTS

1.1	a copy of the Deed of Incorporation of (i) CHC Holding NL B.V., dated 17 July 2008, (ii) CHC Netherlands B.V., dated 13 January 2004, (iii) CHC Hoofddorp B.V., dated 17 July 2007, (iv) CHC Den Helder B.V., dated 13 August 2008, (v) Capital Aviation Services B.V., dated 7 September 2000, (vi) Heli-One (Netherlands) B.V., dated 30 March 1973, and (vii) Heli-One Defence B.V., dated 16 August 1991 (together the “Deeds of Incorporation”);

1.2	a copy of the Articles of Association of (i) CHC Netherlands B.V., as amended on 16 March 2004, (ii) CHC Den Helder B.V., as amended on 15 July 2009, (iii) Capital Aviation Services B.V., as amended on 24 December 2003, (iv) Heli-One Netherlands B.V., as amended on 19 September 2005, and (v) Heli-One Defence B.V., as amended on 1 September 2009 (together the “Articles of Association”);

1.3	an extract in respect of each Dutch Company from the Commercial Register (handelsregister), each dated 8 September 2010, 4 October 2010 and updated by extracts dated 18 January 2012 (together the “Extracts”);

1.4	a copy of (a) the resolutions of the Board of Managing Directors of (i) CHC Holding NL B.V., (ii) CHC Netherlands B.V., (iii) CHC Hoofddorp B.V., (iv) CHC Den Helder B.V., (v) Capital Aviation Services B.V., (vi) Heli-One (Netherlands) B.V., and (vii) Heli-One Defence B.V., dated 21 September 2010, approving, among other things, the signing of the Purchase Agreement and (b) the resolutions of the Board of Managing Directors of (i) CHC Holding NL B.V., (ii) CHC Netherlands B.V., (iii) CHC Hoofddorp B.V., (iv) CHC Den Helder B.V., (v) Capital Aviation Services B.V., (vi) Heli-One (Netherlands) B.V., and (vii) Heli-One Defence B.V., authorizing, among other things, the execution of the Indenture (the “Management Board Resolutions”);

1.5	a copy of (a) the resolutions of the General Meeting of Shareholders of (i) CHC Holding NL B.V., (ii) CHC Netherlands B.V., (iii) CHC Hoofddorp B.V., (iv) CHC Den Helder B.V., (v) Capital Aviation Services B.V., (vi) Heli-One (Netherlands) B.V., and (vii) Heli-One Defence B.V. approving, among other things, the signing of the Purchase Agreement and (b) the resolutions of the General Meeting of Shareholders of (i) CHC Holding NL B.V., (ii) CHC Netherlands B.V., (iii) CHC Hoofddorp B.V., (iv) CHC Den Helder B.V., (v) Capital Aviation Services B.V., (vi) Heli-One (Netherlands) B.V., and (vii) Heli-One Defence B.V. authorizing, among other things, the execution of the Indenture (together the “Shareholders Resolutions” and together with the Management Board Resolutions: the “Corporate Resolutions”);

1.6	a letter dated 21 September 2010 to and signed for acceptance by Messrs Hughes, El Hamdani and De Zwart, acting in their capacity as elected members of a works council of CHC Hoofddorp B.V. and Heli-One (Netherlands) B.V. jointly, providing for the waiver of the rights such works council may have to advise on the transactions contemplated by the Indenture under and pursuant to Section 25 of the Dutch Works Councils Act (Wet op de ondernemingsraden) (the “Works Council Waiver”).

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2	TRANSACTION DOCUMENTS

2.1	a copy of the signed Indenture;

3	OTHER DOCUMENTS

3.1	a copy of the Registration Statement;

3.2	a copy of the preliminary prospectus in connection with the offering of the Notes (the “Preliminary Prospectus”).

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